EX-99 2 n-sar77i.htm TERMS OF NEW OR AMENDED SECURITIES

N-SAR Item 77.I. Terms of New or Amended Securities

     At a meeting held on July 15, 2008, the Board of Directors of Advantage Funds, Inc. (the “Fund”) approved a proposal to modify the eligibility requirements of Dreyfus Premier Future Leaders Fund’s, Dreyfus Premier International Value Fund’s, Dreyfus Premier Midcap Value Fund’s, Dreyfus Premier Select Midcap Growth Fund’s, Dreyfus Premier Strategic Value Fund’s, Dreyfus Premier Structured Large Cap Value Fund’s, Dreyfus Premier Structured Midcap Fund’s and Dreyfus Premier Technology Growth Fund’s (the “Funds”) Class I shares. These changes, with respect to the Funds, were reflected in a 497e to the Fund’s Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 28, 2008.